                                                                   Exhibit 99.1
                                                                   ------------

                              RECENT DEVELOPMENTS

     On February 18, 2004, we entered into an agreement to acquire most of the assets of Weirton Steel Corporation, or Weirton, for approximately $255 million, which includes the assumption of certain liabilities. The closing is subject to bankruptcy court approval, anti-trust matters and certain other conditions. The process of obtaining bankruptcy court approval will include the solicitation by Weirton of competing offers for its assets and overcoming objections from certain creditors. Because of this process and the conditions to closing, there can be no assurance that this transaction will be consummated on the terms currently contemplated or at all. Should this acquisition close, we anticipate the cash portion of the purchase price will be approximately $160 million, subject to adjustment based on working capital.

     We have reached agreement with the Independent Steelworkers Union on the terms of a collective bargaining agreement that would allow us to implement our lean staffing practices at Weirton. As a result, should we acquire Weirton, we would be able to operate its facilities in a manner similar to our operation of our other facilities. In 2002, the Weirton facilities reported about 3.0 million net tons of raw steel capability and shipped about 2.3 million net tons of finished product. Based upon reports filed with the SEC, Weirton had net sales of $1,036.0 million and a net loss of $117.0 million for the year ended December 31, 2002 and net sales of $774.1 million and a net loss of $156.1 million for the nine months ended September 30, 2003.

     On March 11, 2004, we announced that we will restart a continuous caster and a basic oxygen furnace at our Cleveland West facility. These assets have been idle since June 2001. We plan to invest approximately $10 million in this effort, primarily for maintenance and engineering necessary to restart the assets, and to hire approximately 140 steelworkers to operate the assets. We expect that the first slabs will be produced in May 2004, and that at full production, the caster will add 60,000 tons of steel slabs per month.

                                 FINANCIAL DATA


                                                                     PERIOD FROM INCEPTION
                                                    YEAR ENDED       (FEBRUARY 22, 2002) TO
                                                 DECEMBER 31, 2003     DECEMBER 31, 2002
                                                 -----------------   ----------------------
                                                           (DOLLARS IN MILLIONS)
EBITDA(1)......................................      $   79.5               $ 127.6
Ratio of EBITDA to interest and other financing
  expense--net(1)..............................           1.6                  49.1
Ratio of total debt to EBITDA(1)...............           7.8                   0.5
Fixed charge coverage ratio....................             *                  39.6
EBITDA per net ton shipped(1)..................      $    7.64              $  49.04

---------------


  * Earnings were less than fixed charges in 2003 by $47.8 million.


(1) EBITDA represents net (loss) income before interest, provision for income taxes and depreciation and amortization expense. EBITDA is not a measure of performance under GAAP and has been presented because we believe that investors use EBITDA to analyze operating performance, which includes our ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net income, net cash from operating activities or cash flow statement data prepared in accordance with GAAP. In addition, comparison to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies. The following table reconciles EBITDA to the most directly comparable GAAP measure of ability to service and incur indebtedness, which we believe to be cash provided by (used in) operating activities.

                                                                     PERIOD FROM INCEPTION
                                                    YEAR ENDED       (FEBRUARY 22, 2002) TO
                                                 DECEMBER 31, 2003     DECEMBER 31, 2002
                                                 -----------------   ----------------------
                                                           (DOLLARS IN MILLIONS)
    EBITDA.....................................       $  79.5               $ 127.6
    Plus (minus)
      Interest and other financing expense,
         net...................................         (50.9)                 (2.6)
      Taxes on income..........................          23.9                 (45.9)
      Deferred income taxes....................          20.5                  (5.3)
      Other adjustment for items not affecting
         operating cash flow...................          16.2                  (7.0)
      Changes in working capital and other
         items(a)..............................         199.7                (178.4)
                                                      -------               -------
    Net cash provided by (used in) operating
      activities...............................       $ 288.9               $(111.6)
                                                      =======               =======

---------------

    (a) Includes pension and retiree healthcare expense in excess of actual payments.

LIQUIDITY

     We are currently in negotiations with various lenders regarding the replacement of our senior credit facilities with a new credit facility or facilities after the completion of this effort to eliminate certain restrictions imposed on us and modify the amount of security that we provide. However, we cannot assure you that we will be successful in entering into a new credit facility or facilities with more favorable terms than the current senior credit facilities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of International Steel Group Inc. as of March 31, 2004 were as follows:

NAME                                        AGE                   POSITION
----                                        ---                   --------
Wilbur L. Ross............................  66    Chairman of the Board of Directors
Rodney B. Mott............................  52    President, Chief Executive Officer and
                                                  Director
V. John Goodwin...........................  60    Chief Operating Officer
Leonard M. Anthony........................  49    Chief Financial Officer and Secretary
Lonnie A. Arnett..........................  58    Vice President, Controller and Chief
                                                  Accounting Officer
William A. Brake, Jr......................  43    Vice President & General Manager, ISG
                                                  Cleveland
Robert J. Dalrymple.......................  45    Vice President, Engineering & Services
Brian D. Kurtz............................  38    Vice President, Finance and Treasurer
John D. Lefler............................  57    Vice President & General Manager, ISG
                                                  Sparrows Point
John C. Mang III..........................  51    Vice President & General Manager, ISG
                                                  Burns Harbor
Jerome V. Nelson..........................  43    Vice President, Sales & Marketing
Gordon C. Spelich.........................  45    Vice President, Business Development
Karen A. Smith............................  49    Vice President & Corporate Manager Human
                                                  Resources
Thomas F. Wood............................  56    Vice President & Corporate Manager Labor
                                                  Relations
Rand V. Araskog...........................  72    Director
William C. Bartholomay....................  75    Director
James C. Boland...........................  64    Director
Peter J. Powers...........................  59    Director

     Wilbur L. Ross, Jr. has served as the Chairman of the Board of Directors and a director of ISG since inception. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund. Mr. Ross is also the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, and Absolute Recovery Hedge Fund. Mr. Ross is also Chairman of Ohizumi Manufacturing Company in Japan, and Burlington Industries, Core Mills Corporation, and Insuratex, Ltd. in the United States. Mr. Ross is a board member of the Turnaround Management Association, Nikko Electric Co. in Japan, Tong Yang Life Insurance Co. in Korea, and of Syms Corp., Clarent Hospital Corp., 360 Networks Corp. and News Communications Inc. in the U.S. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of Smithsonian Institution National Board.

     Rodney B. Mott has served as our President, Chief Executive Officer and a director of ISG since April 2002. Mr. Mott has over 30 years of management experience in the metals industry. He served as President and Chief Executive Officer of Pechiney Rolled Products, an aluminum rolling company and a division of Pechiney SA from January 2000 to August 2001. From 1987 to 2000 Mr. Mott held various positions with Nucor Corporation, a mini-mill steel producer, including Vice President/General Manager of Nucor Steel, a division of Nucor Corporation, at the Blytheville, Arkansas and Berkley, South Carolina facilities. Prior to joining Nucor, Mr. Mott was Superintendent of Operations at Lone Star Steel from 1986 to 1987. He began his metal management career at U.S. Steel's Fairless Hills operation, where he held positions of increasing responsibility during a 14-year career from 1971 to 1986.

     V. John Goodwin has been our Chief Operating Officer since March 2003. Prior to that, he served as Chairman and Chief Executive Officer of Steel Consultants from 2000 to February 2003. Mr. Goodwin has 35 years of leadership experience in the American steel industry including 27 years with U.S. Steel, an integrated steel producer. During his service with U.S. Steel, Mr. Goodwin held positions of increasing responsibility including serving as General Manager of Gary Works from 1987 to 1994, General Manager of Mon Valley Works from 1984 to 1987 and various supervisory and management positions at Fairless Works from 1967 to 1984. After leaving U.S. Steel, Mr. Goodwin assumed the position of CEO/COO of National Steel from 1994 to 1996. Mr. Goodwin was also the former President and General Manager of Beta Steel Corp. from 1998 to 2000.

     Leonard M. Anthony has been our Chief Financial Officer since May 2003. He has over 25 years of financial management experience. He joined Bethlehem Steel Corporation, an integrated steel producer, in 1979 and advanced through increasingly responsible financial management positions. He served as Corporate Credit Manager from October 1985 to October 1986, Director of Financial Services from November 1986 to November 1990, Director Risk Management from December 1990 to February 1993, Manager Financial Planning from March 1993 to March 1995, Assistant Treasurer from March 1995 to March 1998, Vice President and Treasurer from October 1999 to September 2001 and Senior Vice President Finance and Chief Financial Officer from October 2001 to May 2003.

     Lonnie A. Arnett joined ISG in November 2003 and currently serves as our Vice President, Controller and Chief Accounting Officer. He worked at Bethlehem from 1984 until October 2003, most recently in a similar capacity. Mr. Arnett has 35 years of experience in accounting and finance with over 25 years being in the steel industry.

     William A. Brake, Jr. was appointed Vice President & General Manager of ISG Cleveland Inc. in January 2004 and previously served as General Manager of ISG Cleveland Inc. since March 2003. Since April 2002, he was Division Manager Hot Rolling Operations, Cleveland. Prior to that, he worked for LTV Steel Corp., an integrated steel producer, where he served as Manager Hot Strip Mill, Cleveland.

     Robert J. Dalrymple has been our Vice President, Engineering & Services since April 2002. Prior to joining us, Mr. Dalrymple served as Vice President of Steel at Minnesota Iron & Steel, Inc., a steel sheet mini-mill from May 1999 to April 2002 and Manager, Maintenance & Engineering at Nucor Steel Inc., a mini-mill steel producer, from June 1995 to May 1999.

     Brian D. Kurtz has been our Vice President, Finance and Treasurer since January 2004 having previously served as Vice President & Corporate Controller since May 2003 and Assistant Vice President & Corporate Controller since November 2002. Prior to joining ISG, Mr. Kurtz served as the Division Controller of Nucor Steel Corporation, a mini-mill steel producer, from September 1998 to April 2002 and as Division Accountant from December 1995 to September 1998.

     John D. Lefler joined ISG in March 2003 and served as a Transition Leader at Bethlehem Steel Corporation's Sparrows Point facility. In May 2003, he was named Vice President & General Manager of ISG Sparrows Point. Prior to that time, Mr. Lefler was the President and Chief Executive Officer of Minnesota Iron & Steel, Inc., a steel sheet mini-mill, from March 1999 to March 2003. He has over 36 years in the American steel industry, including service with Gulf State Steel, an integrated steel mill, where he served as Vice President Manufacturing from 1986 to 1992, Executive Vice President and General Manager from 1992 to 1993 and President and Chief Executive Officer from 1999 to 2003. Prior to that, Mr. Lefler was employed with U.S. Steel from 1976 to 1986 in various management positions, including Chief Industrial Engineer, Superintendent, Director Strategic Planning and Plant Manager.

     John C. Mang III has been Vice President & General Manager, ISG Burns Harbor since May 2003. Prior to that time, Mr. Mang was the Vice President & General Manager, ISG Cleveland from April 2002 to May 2003. He has also served as Director of ISG Cleveland, Inc. and ISG Warren, Inc. since May 2002 until January 2004. Previously, he worked at LTV Steel Corp., an integrated steel producer, where he served as Senior Vice President of Flat Rolled Operations from February 2001 to March 2002, Vice President and General Manager of Cleveland from April 1998 to February 2001, and as Vice President of L-S Electro-Galvanizing Company from August 1999 to March 2002.

     Jerome V. Nelson has served as our Vice President, Sales & Marketing since April 2002. Prior to that, he was employed with Birmingham Steel Corporation, a mini-mill steel producer, where he served as Vice President, Sales & Marketing from December 2001 to March 2002 and General Sales Manager from August 2000 to December 2001. Previously Mr. Nelson was employed with Nucor Steel Corporation, a mini-mill steel producer, as Sales Manager from November 1992 to August 2000. Mr. Nelson began his sales career in the metals industry at LTV Steel in July 1983, worked for Bethlehem Steel Corporation from July 1988 to July 1992, and worked for Armco Advanced Materials from July 1992 to November 1992.

     Gordon C. Spelich has been our Vice President, Business Development since April 2002. Prior to joining ISG, Mr. Spelich worked as an independent consultant serving the steel industry from September 2001 until April 2002. Prior to that, Mr. Spelich served as Vice President of Operations at Pechiney Rolled Products, an aluminum rolling company and a Division of Pechiney S.A. from March 2000 to September 2001 and Manager, Operations at Nucor Steel, a mini-mill steel producer, from October 1991 to March 2000.

     Karen A. Smith has been our Vice President & Corporate Manager Human Resources since January 2004 and previously served as Assistant Vice President & Corporate Manager Human Resources since April 2002. Prior to that, she held various positions in Human Resources and Benefits at Pechiney Rolled Products, LLC from October 1992 to March 2002, including Benefits Administrator, Benefits Manager, and Manager Benefits and Compensation.

     Thomas F. Wood has been our Vice President & Corporate Manager Labor Relations since January 2004 and previously served as Assistant Vice President & Corporate Manager Labor Relations since April 2002. Prior to that, he worked for LTV Steel Corp., an integrated steel producer, where he served as Manager Industrial Relations, Cleveland from December 2000 to April 2002 and Manager Industrial Relations, Indiana Harbor from August 1993 to December 2000.

     Rand V. Araskog has served as a director since March 2004. Mr. Araskog is the retired chairman and chief executive officer of ITT Corporation, and served as chairman of the National Security Telecommunications Advisory Committee from 1982 to 1984. For the past five years, Mr. Araskog has been self-employed as a private investor. He currently is a member of the boards of Hartford Financial Services Group, ITT Industries, ITT Educational Services and Rayonier, Inc.

     William C. Bartholomay has served as a director of ISG since April 2002. Mr. Bartholomay currently serves as Vice Chairman of Willis Group Holdings, Inc., an insurance brokerage and financial services company, which he joined on August 6, 2003. Prior to that time he served as the President of Near North National Group, an insurance brokerage and financial services company, a position which he had held for more than five years. Mr. Bartholomay also serves as the Chairman Emeritus and Chairman of the Executive Committee of the Atlanta Braves baseball team and as a director of both WMS Industries Inc., a gaming manufacturer, and Midway Games Inc., a publisher of entertainment software.

     James C. Boland has served as a director since March 2004. Mr. Boland was President and CEO of the Cleveland Cavaliers and the Gund Arena Company from 1998 to 2002 and has served as the Vice Chairman from 2003 to the present. Mr. Boland is also a 34-year veteran of Ernst &

Young, where he served in numerous capacities, including vice chairman and regional managing partner. He is currently a member of the boards of Invacare Corporation, The Sherwin-Williams Company and Goodyear Tire & Rubber Company.

     Peter J. Powers has served as a director since March 2004. Mr. Powers found Powers Global Strategies, LLC a consulting firm, in 1998, where he currently serves as President and Chief Executive Officer. Mr. Powers has also served as First Deputy Mayor of the City of New York. Mr. Powers has also had a 25-year career as an attorney, certified public accountant and consultant. He is currently a member of the boards of Fox Entertainment Group and NDS Group, Plc.

     On December 29, 2000, LTV and substantially all of its domestic subsidiaries filed separate petitions for reorganization under Chapter 11 of the Code in bankruptcy court, and on October 15, 2001, Bethlehem and 22 of its subsidiaries filed separate petitions for reorganization under Chapter 11 of the Code in bankruptcy court. As described above, some of our officers were employed by LTV or Bethlehem at the time those companies filed for bankruptcy.

COMPOSITION OF THE BOARD OF DIRECTORS

     Our business, property and affairs are managed by or, are under the direction of, the board of directors pursuant to the General Corporation Law of the State of Delaware and our bylaws. Members of the board of directors are kept informed of ISG's business through discussions with the chairman, the president and chief executive officer and with key members of management, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

     Our board of directors is currently comprised of six directors. Our board of directors is divided into three staggered classes, with as nearly equal a number of directors in each class as possible. Messrs. Ross and Mott are our Class I directors, and their terms will expire in 2004. Messrs. Araskog and Powers are our Class II directors, and their terms will expire in 2005. Messrs. Bartholomay and Boland are our Class III directors, and their terms will expire in 2006. Starting with the directors elected in 2004, our directors will serve three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our bylaws provide that no director may stand for election or re-election after the age of 74. Additionally, to the extent our chairman of the board is unable to continue serving in such capacity, our bylaws provide that our chief executive officer will automatically become our chairman of the board for the remainder of the then current term.

     Under our collective bargaining agreement with the USWA, the USWA has the right to nominate one individual to serve as a member of our board of directors. The individual must be acceptable to the Chairman of our board of directors, which acceptance may not be unreasonably withheld. If the size of our board of directors increases to more than 14 members, the USWA has the right to nominate one additional director. Any nominated individual who is elected a director will be subject to all fiduciary responsibilities to us and our stockholders. No current member of the board of directors is a nominee of the USWA.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has standing audit, compensation, and nominating and corporate governance committees.

  AUDIT COMMITTEE

     Our audit committee currently consists of Messrs. Araskog, Bartholomay and Boland (Chairman). The Board has determined that all members of the audit committee satisfy ISG's categorical standards of independence as well as the applicable independence requirements for audit committee members under NYSE listing standards and federal securities laws, and that all members of the audit committee are financially literate as required by the NYSE listing standards. The Board has also determined that Messrs. Araskog and Boland are "audit committee financial experts" as defined by the SEC and that each has accounting or related financial management expertise as required by the NYSE listing standards. For more information on the work experience of Messrs. Araskog and Boland, please see "--Directors and Executive Officers" above. Mr. Boland currently serves on the audit committees of three other public companies. The Board has determined, after considering Mr. Boland's extensive experience in accounting and service on public company audit committees, and taking into account Mr. Boland's other work commitments, that his service on these other audit committees does not undermine his ability to serve on our audit committee.

     The duties of the audit committee include, among other things, the following:

     - review and discuss the auditor's quality control, the independence of the auditors, and the conduct of the audit;

     - set our hiring policies for employees or former employees of the independent auditors;

     - review and discuss our financial statements, disclosures, and earnings press releases;

     - review and discuss internal audit plans, internal audit reports, and the systems of internal accounting controls;

     - meet with the independent auditors to discuss the audit results and the recommendations of the independent auditors;

     - discuss risk management policies; and

     - evaluate conformity by us with legal requirements and ISG's code of ethics, establish "whistleblower" procedures, and discuss with legal counsel any material legal matters regarding financial statements or compliance policies.

     The committee also has the sole authority to appoint, retain, terminate, and compensate our independent auditors, and to approve all fees and non-audit engagements.

  COMPENSATION COMMITTEE

     Our compensation committee currently consists of Messrs. Araskog, Bartholomay (Chairman) and Powers. The compensation committee reviews, approves and makes recommendations to the board of directors concerning our compensation practices, policies and procedures for our executive officers. The compensation committee's duties also include, among other things, establishing executive compensation policies and programs, reviewing and approving executive officer compensation, recommending incentive compensation plans and equity-based plans, administering compensation plans, overseeing regulatory compliance with respect to compensation matters, reviewing employment and severance agreements with our executive officers, and reviewing director compensation.

  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Our nominating and corporate governance committee currently consists of Messrs. Araskog (Chairman), Bartholomay and Powers. The duties of the nominating and corporate governance committee include, among other things, identifying individuals qualified to become members of our board of directors, recommending candidates to fill vacancies and newly-created positions on our board of directors, recommending whether incumbent directors should be nominated for re-election to our board of directors, and developing and recommending corporate governance principles applicable to our board of directors and our employees.

DIRECTOR COMPENSATION

     We compensate our non-employee directors in the amount of $50,000 per year. The chairman of each of the audit committee, the compensation committee and the nominating and corporate governance committee receive an additional $15,000 per year. Each director of ISG is also reimbursed by ISG for out-of-pocket expenses incurred in attending board of directors and board of directors committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following people served on our compensation committee during various points in 2003: William Bartholomay, John S. Brinzo, Raymond P. Park, and Wilbur
L. Ross, Jr. None of these people has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

     Our compensation committee customarily has met and discussed matters relating to the compensation of our key officers. Mr. Ross, a former compensation committee member, currently serves as Chairman and Chief Executive Officer of WLR, which manages two funds, WLR Recovery Fund L.P. and WLR Recovery Fund II, L.P., and which currently beneficially owns approximately 32.8% of our common stock. These two funds subsequently distributed an amount of our shares equal to approximately 25.7% of our common stock to their unaffiliated limited partners and an amount equal to 5.1% of our common stock to WLR, Mr. Ross or entities affiliated with them, though the funds will continue to have voting power over all of the shares until June 9, 2004. Without including those shares distributed to entities not affiliated with WLR or Mr. Ross, Mr. Ross beneficially owns 6,936,688, or 7.1%, of our currently outstanding shares. WLR acted as our financial advisor in connection with our formation and certain subsequent asset acquisitions, including our acquisition of certain assets of Bethlehem. During 2003, we paid WLR a total of $5.9 million for rendering services to us in its capacity as our financial advisor and for out-of-pocket expenses. Mr. Brinzo, a former director and compensation committee member, currently serves as the chairman and chief executive officer of Cleveland-Cliffs Inc, which supplies iron ore pellets to us under a long-term supply agreement. Mr. Park, also a former director and compensation committee member, is the Chairman of the Park Corporation, from whom we purchase mill rolls and to whom we sell steel ingots. For a more detailed description of these matters, see "Related Party Transactions."

EXECUTIVE COMPENSATION

     Annual compensation paid to our named executive officers consists of salary and cash bonus awards. Unless otherwise indicated, the following table sets forth the cash compensation, as well as other compensation paid or accrued by us, since our inception, to our chief executive officer and each of the next four most highly compensated executive officers, serving as such as of December 31, 2003.

                                                        ANNUAL COMPENSATION              LONG-TERM COMPENSATION AWARDS
                                                 ----------------------------------   ------------------------------------
                                                                       OTHER ANNUAL   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION(S)            YEAR    SALARY     BONUS         COMP            OPTIONS(1)         COMPENSATION
------------------------------            ----   --------   --------   ------------   ---------------------   ------------
Rodney B. Mott(3).......................  2003   $533,000   $500,000           --             115,840                 --
  President and Chief Executive Officer   2002   $333,333   $632,867     $ 52,836(2)        2,968,400           $962,481(9)
V. John Goodwin(4)......................  2003   $291,667   $175,000     $ 24,399(2)          144,800                 --
  Chief Operating Officer
Leonard M. Anthony(5)...................  2003   $200,000   $135,000     $ 20,163(2)          144,800                 --
  Chief Financial Officer
Jerome V. Nelson(6).....................  2003   $226,000   $150,000     $121,255(2)           72,400                 --
  Vice President--Sales and Marketing     2002   $165,000   $313,269     $ 77,487(2)          557,480                 --
John C. Mang III(7).....................  2003   $237,334   $150,000     $111,236(2)           36,200                 --
  Vice President--General Manager--       2002   $150,000   $284,790           --             296,840                 --
  ISG Burns Harbor
Gordon C. Spelich(8)....................  2003   $212,000   $150,000           --              54,300                 --
  Vice President--Business                2002   $150,000   $284,790     $ 80,309(2)          742,100                 --
  Development

---------------

(1) Gives effect to the stock splits that were effective as of November 26, 2003. Stock options granted vest in equal increments over four years.

(2) Represents gross up payment made with respect to taxable relocation benefits.

(3) Mr. Mott's employment with ISG commenced in April 2002.

(4) Mr. Goodwin's employment with ISG commenced in March 2003. Mr. Goodwin's annual salary rate for 2003 was $350,000.

(5) Mr. Anthony's employment with ISG commenced in May 2003. Had Mr. Anthony's employment with us commenced on January 1, 2003, he would have been ISG's third most highly compensated officer. Mr. Anthony's annual salary rate for 2003 was $300,000.

(6) Mr. Nelson's employment with ISG commenced in April 2002.

(7) Mr. Mang's employment with ISG commenced in April 2002.

(8) Mr. Spelich's employment with ISG commenced in April 2002.

(9) Represents a one-time special bonus of $962,481.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options we granted during the fiscal year ended December 31, 2003 to the named executive officers.

                   OPTION/SARS GRANTS IN LAST FISCAL YEAR(1)

                                                                                         POTENTIAL REALIZABLE
                                                               INDIVIDUAL GRANT            VALUE AT ASSUMED
                                      PERCENT OF TOTAL    ---------------------------       ANNUAL RATES OF
                        NUMBER OF    OPTIONS GRANTED TO                                       STOCK PRICE
                        SECURITIES    EMPLOYEES DURING                                     APPRECIATION FOR
                        UNDERLYING    THE FISCAL YEAR     EXERCISE                          OPTION TERM(4)
                         OPTIONS     ENDED DECEMBER 31,     PRICE                       -----------------------
NAME                    GRANTED(2)        2003(3)         ($/SHARE)   EXPIRATION DATE       5%          10%
----                    ----------   ------------------   ---------   ---------------   ----------   ----------
Rodney B. Mott........    115,840          11.14%          $25.55       July 1, 2009    $1,006,683   $2,283,821
V. John Goodwin.......    144,800          13.94%          $25.55       July 1, 2009    $1,258,354   $2,854,776
Leonard M. Anthony....    144,800          13.94%          $25.55       July 1, 2009    $1,258,354   $2,854,776
Jerome V. Nelson......     72,400           6.97%          $25.55       July 1, 2009    $  629,176   $1,427,388
John C. Mang III......     36,200           3.48%          $25.55       July 1, 2009    $  314,588   $  713,694
Gordon C. Spelich.....     54,300           5.23%          $25.55       July 1, 2009    $  471,883   $1,070,541

---------------

(1) Gives effect to the stock splits that were effective as of November 26, 2003.

(2) Consists of options to acquire common stock, each of which was granted on July 1, 2003 and which options vest over four years, with one quarter of the award vesting on each of the first, second, third and fourth anniversaries of the grant date.

(3) The percentage of total options granted is based on an aggregate of 1,038,940 options granted by us during fiscal year December 31, 2003 to our employees.

(4) There is no assurance provided to any executive officer or any other holder of company securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% annual rate of compound stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to exercises of options during 2003 by the executive officers named in the Summary Compensation Table and the values of unexercised options held by them as of December 31, 2003.

         AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                          SHARES                    OPTIONS AT YEAR-END (#)         OPTIONS AT YEAR-END
                       ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE (#)   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ------------   --------    -----------   -------------   -----------   -------------
Rodney B. Mott.......     36,200      $399,922(1)  1,448,000      1,636,240     $52,399,600    $55,261,588
V. John Goodwin......         --            --            --        144,800              --    $ 1,939,960
Leonard M. Anthony...         --            --            --        144,800              --    $ 1,939,960
Jerome V. Nelson.....         --            --       139,370        490,510     $ 5,043,462    $16,100,365
John C. Mang III.....     36,200      $399,922(1)     38,010        258,830     $ 1,375,490    $ 8,541,429
Gordon C. Spelich....         --            --       185,525        610,875     $ 6,713,699    $20,868,581

---------------

(1) Messrs. Mang and Mott each exercised options to purchase 36,200 shares of ISG's common stock on September 10, 2003 and September 15, 2003, respectively. The value realized is the product of (A) the difference between the fair market value of the stock on the date of exercise minus the exercise price multiplied by (B) the number of options exercised. The exercise price of the options exercised by each of Messrs. Mang and Mott was approximately $2.76 per share. There was no market in ISG's stock on either of these dates; for the purposes of this calculation, ISG has assumed that the fair value of its stock on both September 10, 2003 and September 15, 2003 was approximately $13.81 per share.

EMPLOYEE BENEFIT PLANS

  2002 STOCK OPTION PLAN

     In June 2002, our board of directors approved our 2002 Stock Option Plan, which had been approved by our stockholders on April 11, 2002. The 2002 Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options. Incentive stock options will have an exercise price of 100% or more of the market value of our common stock on the date of grant. Nonqualified stock options may have an exercise price of more or less than 100% of the market value of our common stock on the date of grant.

     Our employees, directors, consultants and independent contractors and the employees, directors, consultants and independent contractors of our subsidiaries may be selected by the board, or a committee thereof, to receive benefits under the plan. We have reserved a total of 8,134,140 shares of our common stock for issuance under the 2002 Stock Option Plan. As of December 31, 2003, options to purchase 7,373,940 shares of our common stock under the 2002 Stock Option Plan were outstanding.

     The options currently outstanding generally vest in four equal annual installments and expire six years after the date of grant. However, the vesting of certain options was accelerated in connection with the completion of our initial public offering. In addition, the vesting of the options is fully accelerated upon death, disability, retirement at age 65 or a change in control.

     The 2002 Stock Option Plan provides that the number of shares covered by outstanding awards, certain other provisions contained in outstanding awards, the number of shares reserved for issuance under the plan and the other share limits contained in the plan are subject to adjustment in certain situations. Our compensation committee currently administers and interprets the plan. The plan may be amended by the board of directors, or a committee thereof, at any time as it relates to options not yet granted and with the consent of the affected option holder with respect to any outstanding option. However, any amendment that would increase the number of shares issuable under options granted to any individual or change the class of persons to whom options may be granted shall be subject to the approval of our stockholders within one year of such amendment.

  OFFICER CASH AND STOCK BONUS PLAN

     In June 2002, our board of directors approved our Officer Cash and Stock Bonus Plan, which had been approved by our stockholders on April 11, 2002. The Officer Cash and Stock Bonus Plan provides for bonuses in the form of cash and restricted stock. We have not reserved any of our shares of common stock for issuance under the Officer Cash and Stock Bonus Plan. The Officer Cash and Stock Bonus Plan was amended and restated effective June 16, 2003 so as to provide that effective upon consummation of our initial public offering, any shares of common stock to be issued under this plan must come from purchases in the open market. The number of shares covered by outstanding awards under the plan are subject to adjustment in certain situations.

     Our compensation committee administers and interprets the plan. Our board of directors, or a committee thereof, has full power and authority to amend the plan to the extent that any provision is found not to be in compliance with applicable law or securities rules, without the necessity of any further approval by the stockholders. Our board, or a committee thereof, has the exclusive power to adopt, alter and repeal such administrative rules, guidelines and practices governing the plan. Our officers and the officers of our subsidiaries may be selected by our board of directors, or a committee thereof, to receive benefits under the plan.

     Under the plan, each participant will receive a specified percentage of a distribution pool. The total amount of such pool is determined by a formula based on our adjusted post-tax net income and capital for each fiscal year. The percentage that a participant is entitled to receive is based upon the participant's salary in relation to all participants' salaries and is payable in cash and, in some cases, restricted stock. The cash bonus payable to an officer under the plan is limited to two times a participant's base salary. Any bonus earned in excess of two times a participant's salary will be payable in restricted stock, although the compensation committee may elect to pay the entire bonus in cash. The fair market value of any stock bonus is limited to the participant's base salary. Restricted stock granted under the plan will vest in cumulative installments of 1/3 of the restricted stock on each anniversary of the initial issuance date, provided that no less than six months prior to the date upon which the restricted stock is scheduled to vest, a participant may direct that such restricted stock shall vest at a later date. Subject to waiver at the discretion of our board of directors, or its committee, any shares of restricted stock that are not vested at the time of a participant's termination of employment, for any reason other than retirement, shall be forfeited. In addition, if a change in control occurs on or prior to June 28, 2004, all shares of restricted stock held by those participants whose employment has not terminated shall vest upon such change in control. As of December 31, 2003, we have not granted any restricted stock under the plan. The plan terminates on June 28, 2005, unless extended or earlier terminated by the board of directors.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Messrs. Anthony, Goodwin, Mott and Nelson, or the Executives. The agreements for Messrs. Anthony, Goodwin and Nelson have an initial term that expires on December 31, 2005 and, following the initial term, will automatically be extended by one year on each December 31 unless either party to the agreement provides notice of the intent not to renew the agreement by September 30 of such year. Mr. Mott's agreement has an initial term that expires on December 31, 2006, and will also be automatically extended by one year on each December 31 unless either party to the agreement provides notice of the intent not to renew the agreement by September 30 of such year.

     The agreements provide for an annual base salary of $600,000 for Mr. Mott, $300,000 for Mr. Anthony, $350,000 for Mr. Goodwin, and $242,000 for Mr. Nelson. In addition to base salary, the agreements also provide that the Executives will
(a) receive an annual bonus in accordance with ISG's Officer Cash and Stock and Bonus Plan, (b) be eligible to participate in our 401(k) plan, (c) be entitled to participate in our disability program, (d) be eligible to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by us from time to time and (e) be eligible to receive awards under any stock option plan as in effect from time to time. Mr. Mott's agreement also provides that he is entitled to receive executive life insurance in the amount of $1,000,000, and indemnification from ISG in respect of claims brought against Mr. Mott by former employers subject to certain conditions.

     The agreements will automatically terminate upon the Executives' death, disability or retirement. We may terminate the agreements and the Executives' employment (i) without "cause" (as described in the Executive's agreement) upon 90 days prior written notice and (ii) immediately for "cause." The Executives may terminate the agreements and their employment with us with 90 days' written notice to us.

     Upon termination of employment (a) by reason of death, disability or by ISG for "cause," (b) by the Executive other than for "good reason" (as defined in the Executive's agreement) or (c) upon the expiration of the agreement, each Executive will be entitled only to the base salary to which the Executive was entitled through the date of termination, any accrued and unpaid bonus compensation (calculated on a pro rata basis) due to the Executive with respect to the calendar year prior to and the calendar year in which the date of termination occurs, and such other benefits as may be available through our other benefit plans and policies.

     In the case of a termination of employment by us without "cause" or by the Executive for "good reason," the Executive is entitled to a severance payment equal to two times his usual base salary and bonus compensation (using the average bonus over the past three years or if he was employed for less than three years, such shorter period), or three times his usual base salary and bonus in the case of Mr. Mott. The Executive is also entitled to health care and major medical coverage for two years, in the case of Messrs. Anthony, Goodwin, and Nelson, or for three years, in the case of Mr. Mott, following termination. We have also agreed to make a "gross-up" payment to Mr. Mott in the event that payments made under his agreement trigger excise taxes imposed under Section 4999 of the Internal Revenue Code.

     Upon any termination of an Executive's employment, in the case of Messrs. Nelson and Mott, for any reason, and in the case of Messrs. Anthony and Goodwin, for any reason other than "cause," or by any Executive for "good reason", any stock options granted to the Executive prior to the termination date will automatically vest and be exercisable. Notwithstanding the preceding sentence, however, if Messrs. Mott or Nelson's employment is terminated by us for "cause" arising out of the commission by Messrs. Mott or Nelson of certain crimes or an uncured breach by Messrs. Mott or Nelson of his obligations under his employment agreement, only those stock options granted to Messrs. Mott or Nelson, as the case may be, on April 12, 2002 will immediately vest and be exercisable. If an Executive terminates his employment without "good reason," only those options that have vested on the date of termination will be exercisable.

     Payments made to any Executive upon a termination by us without "cause" or by the Executive for "good reason" are conditioned on the execution of a mutual release of any claims arising out of the Executive's employment. The agreements also include non-competition, non-solicitation and confidentiality obligations on the part of the Executives.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2004, for:

     - each person known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of our executive officers named in the summary compensation table;
       and

     - all of our directors and executive officers as a group.

     We have determined beneficial ownership in accordance with the rules of the SEC. We believe that each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

                                                                        PERCENT OF
                                                           NUMBER OF    OUTSTANDING
                                                           SHARES OF     SHARES OF
                                                             COMMON       COMMON
NAME AND ADDRESS                                            STOCK(1)     STOCK(2)
----------------                                           ----------   -----------
WLR Recovery Fund, L.P(3)................................ 15,242,010       15.6%
  Manhattan Tower, (19th Floor)
  101 East 52nd Street
  New York, New York 10022
WLR Recovery Fund II L.P.(4)............................. 16,860,523       17.2%
  Manhattan Tower, (19th Floor)
  101 East 52nd Street
  New York, New York 10022
Cleveland-Cliffs Inc(5)..................................  5,521,839        5.6%
  1100 Superior Avenue
  Cleveland, Ohio 44114-2589
Georgia Financial, LLC(6)................................  8,806,198        9.0%
  6200 Riverside Drive
  Cleveland, Ohio 44135
Howard Hughes Medical Institute..........................  8,209,807        8.4%
  4000 Jones Bridge Road
  Chevy Chase, Maryland
Franklin Mutual Advisors, LLC(7)......................... 16,333,381       16.7%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Shares Fund.......................................  6,143,191        6.3%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Wilbur L. Ross, Jr.(8)................................... 32,102,533       32.8%
Rodney B. Mott (9).......................................  1,853,440        1.9%
Rand V. Araskog..........................................     25,000          *
William C. Bartholomay(10)...............................    121,337          *
James C. Boland..........................................         --          *
V. John Goodwin..........................................         --          *
Leonard M. Anthony.......................................         --          *
Gordon C. Spelich(11)....................................    371,050          *
Jerome V. Nelson(12).....................................    278,740          *
Peter J. Powers..........................................         --          *
All executive officers and directors as a group (19
  persons)............................................... 35,365,689       36.2%

---------------

  *  Less than one percent

 (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

 (2) Calculated assuming 97,828,989 outstanding shares, the number of shares of common stock outstanding as of March 31, 2004. This number excludes the number of shares of common stock for which any options to purchase common stock held by directors and executive officers are exercisable.

 (3) Immediately after our initial public offering, WLR Recovery Fund, L.P. was the record owner of 15,242,010 shares of common stock. WLR Recovery Fund, L.P. subsequently distributed all of these shares to its partners, but continues to have voting power over the shares and is deemed to beneficially own the shares. These voting arrangements will cease to be operative on June 9, 2004, the expiration date of the lockup agreements entered into by our stockholders, directors and officers in connection with our initial public offering, at which point WLR Recovery Fund, L.P. will no longer be considered the beneficial owner of such shares. Of these distributed shares, 12,415,856 shares, or 12.7% of the total outstanding shares of ISG, have been distributed to entities that are not affiliated with WLR or Mr. Ross. The remaining 2,826,154 shares, or 2.9% of the total outstanding shares of ISG, were distributed to WLR, Mr. Ross or entities affiliated with them.

 (4) Immediately after our initial public offering, WLR Recovery Fund II, L.P. was the record owner of 16,860,523 shares of common stock. WLR Recovery Fund II, L.P. subsequently distributed 14,891,800 of these shares to its partners, but continues to have voting power over the shares and is deemed to beneficially own the shares. These voting arrangements will cease to be operative on June 9, 2004, the expiration date of the lockup agreements entered into by our stockholders, directors and officers in connection with our initial public offering, at which point WLR Recovery Fund II, L.P. will no longer be considered the beneficial owner of such shares. Of these distributed shares, 12,749,989 shares, or 13.0% of the total outstanding shares of ISG, have been distributed to entities that are not affiliated with WLR or Mr. Ross. The remaining 2,141,811 shares that were distributed, or 2.2% of the total outstanding shares of ISG, were distributed to WLR, Mr. Ross or entities affiliated with them.

 (5) Represents 5,049,900 shares of common stock held of record by Cleveland-Cliffs Inc and 471,938 shares of common stock held of record by Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust.

 (6) Georgia Financial, LLC is the wholly-owned subsidiary of Park Corporation, whose principal executive offices are at 6200 Riverside Drive, Cleveland, Ohio 44135.

 (7) Represents shares beneficially owned by advisory clients of Franklin Mutual Advisers, LLC, or FMA: 6,143,191 shares of common stock beneficially owned by Mutual Shares Fund, 2,855,428 shares of common stock beneficially owned by Mutual Qualified Fund, 3,546,660 shares of common stock beneficially owned by Mutual Beacon Fund, 2,689,230 shares of common stock beneficially owned by Mutual Discovery Fund, 639,453 shares of common stock beneficially owned by Mutual Shares Securities Fund, 128,899 shares of common stock beneficially owned by Mutual Discovery Securities Fund, and 66,259 shares of common stock beneficially owned by Mutual Beacon Fund (Canada), all of which shares are held of record by Bosworth & Co. c/o Franklin Mutual Advisers, LLC, and 264,260 shares of common stock beneficially owned by Franklin Mutual Beacon Fund, all of which shares are held of record by Kane & Co. c/o Franklin Mutual Advisers, LLC. Pursuant to advisory contracts with its clients, FMA has voting and investment discretion over these securities beneficially owned by its clients. FMA disclaims beneficial ownership of these shares owned by its advisory clients.

 (8) Represents 15,242,010 shares of common stock beneficially owned by WLR Recovery Fund L.P. and 16,840,523 shares of common stock beneficially owned by WLR Recovery Fund II L.P. Mr. Ross serves as a principal of WL Ross & Co. LLC, which manages WLR Recovery Fund L.P. and WLR Recovery Fund II L.P. To the extent Mr. Ross is deemed to beneficially own these shares as a result of his position as a principal of WL Ross & Co. LLC, Mr. Ross disclaims beneficial ownership of these shares. As described in footnotes 3 and 4 above, a total of 25,165,845 shares of common stock, or 25.7% of the total outstanding shares of ISG, were distributed by WLR Recovery Fund, L.P. and WLR Recovery Fund II, L.P. to entities that are not affiliated with WL Ross & Co. LLC or Mr. Ross and that will cease to be beneficially owned by Mr. Ross on June 9, 2004, when the voting arrangements governing these shares terminate. Without including those shares distributed to entities not affiliated with WLR or Mr. Ross, Mr. Ross beneficially owns 6,936,688, or 7.1%, of our currently outstanding shares.

 (9) Includes options to purchase 1,448,000 shares of our common stock, which are currently exercisable.

(10) Represents the 23,597 shares of common stock held of record by Mr. Bartholomay and 97,740 shares of common stock held of record by Bartholomay Interest, L.P. Mr. Bartholomay is the general partner in Bartholomay Interest, L.P. To the extent Mr. Bartholomay is deemed to beneficially own these shares as a result of his position as general partner of Bartholomay Interest, L.P., Mr. Bartholomay disclaims beneficial ownership of these shares.

(11) Represents options to purchase 185,525 shares of our common stock, which are currently exercisable, and options to purchase an additional 185,525 shares that will become exercisable on April 12, 2004.

(12) Represents options to purchase 139,370 shares of our common stock which are currently exercisable, and options to purchase an additional 139,370 shares that will become exercisable on April 12, 2004.

                                 RISKS FACTORS

EXCESS GLOBAL CAPACITY AND THE AVAILABILITY OF COMPETITIVE SUBSTITUTE MATERIALS HAVE, AT TIMES, RESULTED IN INTENSE COMPETITION AND MAY, IN THE FUTURE, CAUSE DOWNWARD PRESSURE ON PRICES.

     Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so. We compete primarily on the basis of price, quality and the ability to meet customers' product needs and delivery schedules. Our primary competitors are other integrated steel producers and mini-mills, some of which are larger than we are and some of which have substantially greater capital resources than we do. The highly competitive nature of the steel industry periodically exerts downward pressure on prices for our products. In the case of certain product applications, we and other steel manufacturers compete with manufacturers of other materials, including plastic, aluminum, graphite composites, ceramics, glass, wood and concrete. The global steel industry is generally characterized by overcapacity, which can have a negative impact on domestic steel prices. This overcapacity has sometimes resulted in high levels of steel imports into the United States, exerting downward pressure on domestic steel prices and resulting in, at times, a dramatic reduction in, or, in the case of many steel producers, the elimination of gross margins.

  INCREASED IMPORTS OF STEEL INTO THE UNITED STATES COULD ADVERSELY IMPACT DOMESTIC STEEL PRICES, WHICH COULD ADVERSELY AFFECT OUR SALES, MARGINS AND PROFITABILITY.

     Based on AISI's apparent steel supply (excluding semi-finished products), imports of steel into the United States constituted 15.8%, 20.4% and 20.2% of the domestic steel market supply for 2003, 2002 and 2001, respectively. Significant imports of steel into the United States has at times exerted downward pressure on domestic steel prices and substantially reduce sales, margins and profitability. We and other domestic steel producers compete with many foreign producers. We face strong competition from foreign producers, and competition has greatly increased in recent years as a result of an excess of foreign steelmaking capacity. Furthermore, a weakening of certain foreign economies, particularly in Eastern Europe, Asia and Latin America, has at times resulted in lower local demand for steel products and greater steel exports to the United States at depressed prices.

     The U.S. government established various protective actions during 2001 and 2002, including the enactment of various steel import quotas and tariffs, which contributed to a decrease of some steel imports during 2002. However, on December 4, 2003, these steel import quotas and tariffs were lifted. At this time it is uncertain what impact the lifting of these measures will have on the domestic steel industry over time, but there is a risk that the removal of these measures will lead to a resurgence of steel imports and result in downward pressure on domestic steel prices and negatively impact our sales, margins and profitability.

  OUR INTERNAL CONTROL OVER FINANCIAL REPORTING MAY NOT BE SUFFICIENT TO ENSURE TIMELY AND RELIABLE EXTERNAL FINANCIAL REPORTS.

     Even though we have only been established since February 2002, in a little over two years, we have become the second-largest integrated steel producer in North America by acquiring the steelmaking assets of LTV, Acme and Bethlehem. This rapid growth has placed significant strain on our internal control over financial reporting. We have recently informed our Audit Committee and represented to our independent auditors that we have material weaknesses with respect to our internal control over financial reporting. We have commenced a process to identify and remedy these weaknesses, but the process is not yet complete. However, management believes that weaknesses in documentation, consistency, review, and information systems, among other issues, when taken in the aggregate, amount to material weaknesses in internal control over financial reporting.

     The term internal control over financial reporting is defined as a process designed by, or under the supervision of, the issuer's principal executive and principal financial officers, or persons performing similar functions, and effected by the issuer's board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

         (1) Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer;

         (2) Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and

         (3) Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer's assets that could have a material effect on the financial statements.

     Additionally, we must establish a process to facilitate management's assessment of the design and operating effectiveness of our internal control over financial reporting to enable us to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and we will be required to attest to the effectiveness of such internal control over financial reporting at December 31, 2004. Although we are in the process of identifying and implementing corrective actions where required to correct the weaknesses in our internal control over financial reporting and taking steps to make sure that we comply with Section 404, we cannot assure you that these actions and any other actions we may take to achieve such compliance will be successful. Our failure to implement these actions could adversely affect our ability to record, process, summarize and report financial data to ensure timely and reliable external financial reporting.